EXHIBIT 99.1

Zoom Technologies Reports Results for the Second Quarter of 2007

Boston, MA, July 31, 2007 -Zoom Technologies, Inc. (NASDAQ: ZOOM), a leading producer of modems and other communication products, today reported net sales of $4.3 million for its second quarter ended June 30, 2007, down 4% from $4.5 million for the second quarter of 2006. Zoom reported a net loss of $1.3 million or $0.14 per share for Q2 2007, a significant improvement over the net loss of $1.9 million or $0.20 per share for Q2 2006.

Zoom’s sales in the UK and North America for Q2 2007 were up 20% and 6% respectively over Q2 2006, but these gains were not enough to offset a $0.34 million reduction in sales to Turkey.

Gross profit was $0.5 million or 10.8% of net sales in Q2 2007, up from $0.2 million or 4.9% of net sales in Q2 2006. The increase in gross profit was primarily due to the move of Zoom’s Boston final assembly operations to Tijuana, Mexico, which lowered manufacturing personnel, space and occupancy costs by $0.25 million from Q2 2006 to Q2 2007. Gross profit also improved as a result of lower obsolescence expense in Q2 2007 compared to Q2 2006.

Operating expenses were $2.0 million or 45.5% of net sales in Q2 2007, down from $2.1 million or 47.2% of net sales in Q2 2006, primarily due to reductions in G&A and R&D expenses.

Zoom’s cash balance on June 30, 2007 was $5.8 million, down from $7.8 million on December 31, 2006. This change was primarily due to a $2.1 million loss for the first half of 2007 and a $1.3 million reduction in liabilities, partially offset by a $0.9 million decrease in accounts receivable and a $0.3 million decrease in inventory. Zoom’s current ratio improved to 5.3 on June 30, 2007 from 4.5 on December 31, 2006. Zoom has no long-term debt.

“We are unhappy with our losses, but encouraged by the progress we’ve made over the past year,” said, Frank Manning, Zoom’s President and CEO. “We have significantly reduced expenses; and we have increased shelf space in both the US and UK, our largest markets. Last quarter our largest customer in the UK started a very successful promotion of our wireless-G DSL modem, a product they had not carried previously. That promotion actually hurt Zoom’s Q2 2007 gross margin, but we expect that product’s margins to improve going forward. In addition, in Q2 2007 we were able to get our dial-up modems back into Best Buy. After buying no Zoom products for two years Best Buy, formerly Zoom’s largest customer, now carries four of our products - our wireless-G DSL modem, a cable modem, and two dial-up modems. Zoom also continues to introduce new products. Last quarter we introduced our first “DSL in the FastLane” product, our first product for Skype, and a miniature USB dial-up modem that is selling very well. We are in the midst of a program designed to lower our cost of goods for our major DSL modems, and we expect to complete that program by the end of Q3 2007. Outside of our base business, we are actively looking for investments that accelerate our growth into new areas that are synergistic with our existing business. Today in a separate release we are announcing one of those investments.”

Zoom has scheduled a conference call for Tuesday, July 31st at 10:00 a.m. Eastern Time. You may access the conference call by dialing (800) 262-1292 for calls made within the United States and (719) 457-2680 for calls made from outside the United States. The call will also be simulcast to stock analysts and other interested parties on Zoom’s website (www.zoom.com/Q2) and to other financial and investor-oriented websites via the CCBN/StreetEvents network. Shortly after the conference call, a recording of the call will be available on Zoom’s website. For additional information, please contact Investor Relations, Zoom Technologies, 207 South Street, Boston, MA 02111, telephone (617) 753-0698, email investor@zoom.com, or visit Zoom’s website at www.zoom.com.

About Zoom Technologies

Zoom Technologies, Inc. designs, produces, markets, and supports communication products under the Zoom, Hayes®, and Global Village® brands. Zoom is headquartered in Boston, and its European sales and support center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston, Florida, and the UK. For more information about Zoom and its products, please see www.zoom.com.

Forward Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions, including statements relating to Zoom’s sales of wireless DSL products in the UK, Zoom’s sales of wireless products and cable and dial-up modems in the United States, sales of Zoom’s “DSL in the FastLane” product and Zoom’s expected DSL cost reductions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping capabilities in Mexico; Zoom’s reliance on an outsourcing partner to conduct production operations in Mexico; Zoom’s dependence on key employees; the uncertainty of future demand from any specific customer or for all of Zoom’s customers as a group; Zoom’s reliance on a relatively limited number of customers for sale of its products; Zoom’s reliance on international sales; the uncertainty of the regulatory environment for Zoom’s products; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Zoom’s dependence on one or a limited number of suppliers for certain key components; rapid technological change; competition; factors affecting Zoom’s liquidity; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TECHNOLOGIES, INC.

Consolidated Balance Sheets

In thousands

(Unaudited)

	June 30,	Dec 31,
	2007	2006

Assets

Current assets:

Cash	$5,808	$7,833
Accounts receivable, net	2,501	3,386
Inventories	4,217	4,512
Prepaid expenses and other	263	269

Total current assets	12,789	16,000

Property and equipment, net	202	249

Total assets	$12,991	$16,249

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$1,571	$2,640
Accrued expenses	480	562
Deferred gain on sale of real estate	367	367

Total current liabilities	2,418	3,569

Deferred gain on sale of real estate	166	358

Total liabilities	2,584	3,927

Stockholders’ equity:

Common stock and additional paid-in capital	31,518	31,369
Treasury stock	(7)	(7)
Accumulated other comprehensive income (loss)	582	557
Retained earnings (deficit)	(21,686)	(19,597)

Total stockholders’ equity	10,407	12,322

Total liabilities & stockholders’ equity	$12,991	$16,249

ZOOM TECHNOLOGIES, INC.

Consolidated Statements of Operations

In thousands, except for per share data

(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/07	6/30/06	6/30/07	6/30/06

Net sales	$4,342	$4,518	$9,096	$9,799
Cost of goods sold	3,871	4,295	7,506	8,611

Gross profit	471	223	1,590	1,188

Operating expenses:
Selling	878	878	1,772	1,782
General and administrative	607	698	1,245	1,547
Research and development	491	557	982	1,189
Sub-total	1,976	2,133	3,999	4,517

Operating profit (loss) before building sale	(1,505)	(1,910)	(2,409)	(3,629)

Gain on sale of real estate	96	-	192	-

Operating profit (loss)	(1,409)	(1,910)	(2,217)	(3,329)

Other income (expense), net	70	53	128	97

Income (loss) before income taxes	(1,339)	(1,857)	(2,089)	(3,232)

Income tax expense (benefit)	—	—	—	—

Net income (loss)	$(1,339)	$(1,857)	$(2,089)	$(3,232)

Basic and diluted earnings (loss) per share:

Earnings (loss) per share	$(0.14)	$(0.20)	$(0.22)	$(0.35)

Weighted average number of shares outstanding:

Basis and Diluted	9,347	9,347	9,347	9,347